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                                                                 EXHIBIT 99.1

                                   FOR ADDITIONAL INFORMATION:
                                   Craig Carlson/CFO, Cygnus
                                   (650) 369-4300 www.cygn.com
                                   Burns McClelland (212) 213-0006
                                   Justin Jackson/Lisa Fern - Media

FOR IMMEDIATE RELEASE

             Cygnus' Gary Cleary Becomes Chairman Emeritus;
        John Hodgman to Succeed Dr. Cleary as Chairman of the Board


Redwood City, CA - July 9, 1999 - Cygnus, Inc. (Nasdaq: CYGN) today announced that effective July 9, 1999, Gary W. Cleary, Ph.D., founder of Cygnus, will step down as Chairman of the Board and Chief Technical Officer. Dr. Cleary will serve as Chairman Emeritus of the Board of Directors. John C. Hodgman, President and Chief Executive Officer, will now also hold the position of Chairman of the Board of Directors.

"As the founder, Gary's contributions to Cygnus have been numerous over the years. His unique combination of scientific and technical savvy, creativity, warmth, and humor has been a great resource for all of us at Cygnus," stated John C. Hodgman, President, Chief Executive Officer and Chairman of Cygnus, Inc. "We reluctantly accept his desire for this change and look forward to his continuing service on the Board of Directors," Mr. Hodgman added.

"Since founding Cygnus fourteen years ago I have been delighted and impressed with the quality and commitment of our employees," stated Dr. Cleary. "Cygnus has made its mark in transdermal drug delivery systems and has developed unique technology for its noninvasive glucose monitoring system. There is a strong scientific and technical foundation in place and many exciting opportunities ahead for Cygnus," Dr. Cleary added.

Dr. Cleary founded Cygnus in 1985 and holds over 20 patents in the field of drug delivery. He has written extensively and lectured internationally on the subject. He has invented, developed or brought to market many pharmaceutical and consumer products, including transdermal drug delivery systems such as Nitro-Dur (nitroglycerin; Registered Trademark of Key Pharmaceutical, Inc., Miami, Florida) and Nicotrol (nicotine; Registered Trademark of Pharmacia AB, Stockholm, Sweden) devices.

Dr. Cleary is a Fellow of the American Institute for Medical and Biological Engineering (AIMBE). The Institute is a principal voice of medical and biological engineering in matters of science and public policy. On June 22, 1999, Dr. Cleary became the 26th President of the Controlled Release Society (CRS), an international scientific organization that is dedicated to the advancement of the science and technology of chemical and biological delivery systems. Dr. Cleary will continue to pursue his entrepreneurial interests in drug delivery.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on a frequent, automatic and non-invasive glucose monitoring device ( the GlucoWatch - Registered Trademark - monitor), for which a pre-market approval application to the FDA was completed on June 1, 1999, as well as transdermal drug delivery systems.

                                       END